CUSIP No. 35954B206	Page 1 of 1 Page

Exhibit 11

CONFIRMING STATEMENT

This Statement confirms that the undersigned has authorized and designated Anthony Durkacz and Zeeshan Saeed, each acting singly, to execute and file on the undersigned’s behalf all Forms 3, 4 and 5, Schedule 13G and Schedule 13D (including any amendments thereto) that the undersigned may be required to file with the U.S. Securities and Exchange Commission as a result of the undersigned’s ownership of or transactions in securities of FSD Pharma Inc., an Ontario corporation. The authority of Anthony Durkacz and Zeeshan Saeed under this Statement shall continue until the undersigned is no longer required to file any of Forms 3, 4 and 5, Schedule 13G and Schedule 13D with regard to the undersigned’s ownership of or transactions in securities of FSD Pharma Inc. unless earlier revoked in writing. The undersigned acknowledges that Anthony Durkacz and Zeeshan Saeed are not assuming any of the undersigned’s responsibilities to comply with Section 16 or Section 13 of the Securities Exchange Act of 1934, as amended.

Dated: March 31, 2021	/s/ Rehan Saeed
Rehan Saeed